Exhibit (a)(16)

                                                                    NEWS RELEASE
CONTACT:          MICHAEL PECHETTE
                  FOUNDATION GROWTH INVESTMENTS
                  (312) 551-9900

                  JOHN FERGUSON (INFORMATION AGENT)
                  MORROW & CO.
                  BANKS AND BROKERS: (800) 654-2468
                  STOCKHOLDERS: (800) 607-0088
                  ALL OTHERS: (212) 754-8000

                  RICK CONKLIN (DEALER MANAGER AND FINANCIAL ADVISER) WILLIAM BLAIR & COMPANY
                  800-621-0687 ext. 5333

FOUNDATION GROWTH INCREASES EXEGENICS TENDER OFFER PRICE TO $0.60 PER SHARE IN CASH AND EXTENDS OFFER TO SEPTEMBER 8, 2003

CHICAGO, ILLINOIS, August 22, 2003 - Foundation Growth Investments LLC and EI Acquisition Inc. announced today that they are increasing their offer price to $0.60 per share in CASH for all of the outstanding shares of Common Stock and Series A Convertible Preferred Stock of eXegenics Inc. (Nasdaq: EXEG). They further announced that they are extending the expiration date of their offer to 12:00 Midnight, New York City time on Monday, September 8, 2003.

Timothy Leonard, President of EI Acquisition Inc., made the following statement today: "Our offer to the eXegenics common stockholders continues to be higher than the value of the AVI BioPharma, Inc. (Nasdaq: AVII) offer. We are offering the eXegenics stockholders the certainty of CASH while AVII is offering its highly volatile stock. Since the merger announcement, AVII stock has lost 20% of its value. As the AVII stock falls, so does the value of its offer to the eXegenics stockholders. We remain committed to acquiring all of the outstanding stock of eXegenics."

NOTICE FOR EXEGENICS STOCKHOLDERS

The complete terms and conditions of the offer are set forth in an offer to purchase, letter of transmittal, and other related materials which were filed with the Securities and Exchange Commission on May 29, 2003, as amended, and distributed to eXegenics stockholders. eXegenics stockholders are urged to read the tender offer documents because they contain important information. Investors are able to receive such documents free of charge at the SEC's web site, www.sec.gov, or by contacting Morrow & Co., Inc., the Information Agent for the transaction, at (800) 607-0088, or William Blair & Company, the Dealer Manager and financial adviser for the transaction, at (800) 621-0687 ext. 5333.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF EXEGENICS INC.

                                      * * *

This announcement should not be construed to constitute a solicitation of any consent. Foundation Growth Investments has filed with the Securities and Exchange Commission a preliminary consent statement relating to the solicitation of consents with respect to the removal of removal of all directors from the eXegenics board and the appointment of a new slate of directors. Foundation Growth Investments will furnish to eXegenics' stockholders, a definitive consent statement and may file other consent solicitation materials. Investors and security holders are urged to read the consent statement and any other consent solicitation materials (when they become available) because they will contain important information.

Investors and security holders are able to obtain a free copy of the preliminary consent statement and the definitive consent statement (when it is available) and other documents filed by Foundation Growth Investments with the Commission at the Commission's website at www.sec.gov. In addition, you will also be able to obtain a free copy of the definitive consent statement (when it is available) by contacting Morrow & Co., Inc., the Information Agent for the transaction, at
(800) 607-0088, or William Blair & Company, the Dealer Manager and financial adviser for the transaction, at (800) 621-0687 ext. 5333.

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of consents of eXegenics stockholders are available in the preliminary consent statement filed by Foundation Growth Investments with the SEC on Schedule 14A.